Exhibit 2.1

                                                                  Execution Copy



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                AX HOLDING CORP.

                                   ("Parent"),

                              AX ACQUISITION CORP.

                   a wholly-owned direct subsidiary of Parent

                                 ("Merger Sub"),

                                       and

                              AEROFLEX INCORPORATED

                                 (the "Company")









                            Dated as of May 25, 2007

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I The Merger                                                           1
     Section 1.01    The Merger                                                1
     Section 1.02    Closing                                                   2
     Section 1.03    Effective Time                                            2
     Section 1.04    Effect of the Merger                                      2
     Section 1.05    Certificate of Incorporation; Bylaws                      2
     Section 1.06    Directors and Officers                                    2

ARTICLE II Conversion of Securities; Exchange of Certificates                  3
     Section 2.01    Conversion of Securities                                  3
     Section 2.02    Surrender of Certificates                                 3
     Section 2.03    Options                                                   6
     Section 2.04    Dissenting Shares                                         6
     Section 2.05    Timing of Equity Rollover                                 7

ARTICLE III Representations and Warranties of the Company                      7
     Section 3.01    Organization and Qualification                            8
     Section 3.02    Certificate of Incorporation and Bylaws                   8
     Section 3.03    Capitalization                                            9
     Section 3.04    Authority Relative to This Agreement                     11
     Section 3.05    No Conflict; Required Filings and Consents               11
     Section 3.06    Permits; Compliance with Laws                            12
     Section 3.07    SEC Filings; Financial Statements; Undisclosed
                     Liabilities                                              14
     Section 3.08    Affiliate Transactions                                   15
     Section 3.09    Absence of Certain Changes or Events                     15
     Section 3.10    Absence of Litigation                                    15
     Section 3.11    Employee Benefit Plans                                   16
     Section 3.12    Labor and Employment Matters                             18
     Section 3.13    Real Property                                            19
     Section 3.14    Intellectual Property                                    21
     Section 3.15    Taxes                                                    23
     Section 3.16    Environmental Matters                                    25
     Section 3.17    Specified Contracts                                      25
     Section 3.18    Insurance                                                29
     Section 3.19    Board Approval; Vote Required                            29
     Section 3.20    Company Stock Options                                    30
     Section 3.21    Rights Agreement                                         30
     Section 3.22    Relationships                                            31
     Section 3.23    Opinion of Financial Advisors                            31
     Section 3.24    Brokers                                                  31
     Section 3.25    No Other Information                                     31

ARTICLE IV Representations and Warranties of Parent and Merger Sub            31
     Section 4.01    Corporate Organization                                   31
     Section 4.02    Certificate of Incorporation and Bylaws                  32
     Section 4.03    Authority Relative to this Agreement                     32
     Section 4.04    No Conflict; Required Filings and Consents               32
     Section 4.05    Absence of Litigation                                    33
     Section 4.06    Operations of Merger Sub and Parent; Ownership of
                     Company Common Stock                                     33
     Section 4.07    Financing                                                33
     Section 4.08    Guarantees                                               34
     Section 4.09    Brokers                                                  34
     Section 4.10    No Other Information                                     34

ARTICLE V Conduct of Business Pending the Merger                              35
     Section 5.01    Conduct of Business by the Company Pending the Merger    35

ARTICLE VI Covenants of the Parties                                           38
     Section 6.01    Proxy Statement; Other Filings                           38
     Section 6.02    Company Stockholders' Meeting                            40
     Section 6.03    Access to Information; Confidentiality                   40
     Section 6.04    Acquisition Proposals                                    41
     Section 6.05    Directors' and Officers' Indemnification and Insurance   45
     Section 6.06    Employee Benefits Matters                                47
     Section 6.07    HSR Act Filing                                           48
     Section 6.08    Notification of Certain Matters                          50
     Section 6.09    Financing                                                50
     Section 6.10    Further Action; Reasonable Best Efforts                  52
     Section 6.11    Public Announcements                                     53
     Section 6.12    Resignations                                             53
     Section 6.13    Actions Regarding Anti-Takeover Statutes                 54
     Sectio n 6.14   Standstill Provisions                                    54
     Section 6.15    Rights Plan                                              54
     Section 6.16    Solvency Opinion                                         54
     Section 6.17    Obligations of Merger Sub                                54

ARTICLE VII Conditions to the Merger                                          54
     Section 7.01    Conditions to the Obligations of Each Party              54
     Section 7.02    Conditions to the Obligations of Parent and Merger Sub   55
     Section 7.03    Conditions to the Obligations of the Company             56

ARTICLE VIII Termination                                                      57
     Section 8.01    Termination                                              57
     Section 8.02    Effect of Termination                                    58
     Section 8.03    Fees and Expenses; Termination Fees                      58


ARTICLE IX General Provisions                                                 60
     Section 9.01    Non-Survival of Representations, Warranties and
                     Agreements                                               60

     Section 9.02    Notices                                                  60
     Section 9.03    Amendment                                                62
     Section 9.04    Waiver                                                   62
     Section 9.05    Certain Definitions                                      62
     Section 9.06    Severability                                             66
     Section 9.07    Entire Agreement; Assignment                             66
     Section 9.08    No Third Party Beneficiaries                             66
     Section 9.09    Governing Law                                            66
     Section 9.10    Sole and Exclusive Remedy; Specific Performance;
                     Submission to Jurisdiction; No Recourse                  66
     Section 9.11    Waiver of Jury Trial                                     68
     Section 9.12    Headings                                                 68
     Section 9.13    Counterparts                                             68

EXHIBITS
--------

     Exhibit A:      Form of Guarantees
     Exhibit B:      Certificate of Incorporation
     Exhibit C:      Organizational Structure

                             INDEX OF DEFINED TERMS

  2007 Audited Financial Statements                            Section 6.03(a)
  Acquisition Proposal                                         Section 6.04(a)
  Action                                                          Section 3.10
  Active Subsidiary                                            Section 9.05(a)
  Affiliate                                                    Section 9.05(a)
  Agreement                                                           Recitals
  Alternative Financing                                           Section 6.09
  Antitrust Laws                                               Section 6.07(b)
  Balance Sheet                                                Section 3.07(c)
  Benchmark Premium                                            Section 6.05(b)
  beneficial owner                                             Section 9.05(a)
  business day                                                 Section 9.05(a)
  Capitalization Date                                          Section 3.03(a)
  Certificate of Merger                                           Section 1.03
  Certificates                                                 Section 2.01(a)
  Change in Board Recommendation                               Section 6.04(d)
  Closing                                                         Section 1.02
  Closing Date                                                    Section 1.02
  Code                                                         Section 3.11(b)
  Company                                                             Recitals
  Company Board                                                       Recitals
  Company Common Stock                                         Section 2.01(a)
  Company Disclosure Letter                                        ARTICLE III
  Company Material Adverse Effect                              Section 9.05(a)
  Company Permits                                              Section 3.06(a)
  Company Preferred Stock                                      Section 3.03(a)
  Company Stock Option Plans                                   Section 2.03(a)
  Company Stock Options                                        Section 2.03(a)
  Company Stockholders' Meeting                                   Section 6.02
  Company Subsidiary                                           Section 2.01(b)
  Company Termination Fee                                      Section 8.03(e)
  Company's knowledge                                          Section 9.05(a)
  Computer Hardware                                            Section 3.14(h)
  Computer Software                                            Section 3.14(f)
  Confidentiality Agreements                                   Section 6.03(c)
  Contract                                                     Section 3.05(a)
  control                                                      Section 9.05(a)
  Copyright Office                                             Section 3.14(b)
  Cost Accounting Standards                                    Section 3.17(d)
  Debt Commitment Letters                                         Section 4.07
  Debt Financing                                                  Section 4.07
  DGCL                                                            Section 1.01
  Dissenting Shares                                            Section 2.04(a)
  Effective Time                                                  Section 1.03
  Environmental Laws                                           Section 9.05(a)

  Equity Commitment Letters                                       Section 4.07
  Equity Financing                                                Section 4.07
  ERISA                                                        Section 3.11(a)
  ERISA Affiliate                                              Section 3.11(b)
  Exchange Act                                                 Section 3.05(a)
  Exchange Fund                                                Section 2.02(b)
  Expenses                                                     Section 8.03(a)
  Expiration Date                                              Section 8.01(b)
  Export Control Laws                                          Section 3.06(c)
  Financing                                                       Section 4.07
  Financing Commitments                                           Section 4.07
  Form 10-K/A                                                      ARTICLE III
  GAAP                                                         Section 3.07(b)
  Government Contract                                          Section 3.17(d)
  Governmental Authority                                       Section 3.05(b)
  Guarantees                                                          Recitals
  Guarantors                                                          Recitals
  HSR Act                                                      Section 3.05(b)
  Inactive Subsidiary                                          Section 9.05(a)
  Indebtedness                                                 Section 9.05(a)
  Indemnified Parties                                          Section 6.05(a)
  Infringe                                                     Section 3.14(a)
  Intellectual Property                                        Section 3.14(f)
  Investments                                                  Section 3.03(c)
  IRS                                                          Section 3.11(a)
  knowledge of the Company                                     Section 9.05(a)
  Law                                                          Section 3.05(a)
  Leased Properties                                            Section 3.13(b)
  Leased Property                                              Section 3.13(b)
  Leases                                                       Section 3.13(b)
  Liabilities                                                  Section 3.07(c)
  Liens                                                        Section 9.05(a)
  Materials of Environmental Concern                           Section 9.05(a)
  Merger                                                              Recitals
  Merger Consideration                                         Section 2.01(a)
  Merger Sub                                                          Recitals
  Multiemployer Plan                                           Section 3.11(b)
  Multiple Employer Plan                                       Section 3.11(b)
  Other Filings                                                Section 6.01(b)
  Other Transactions                                              Section 3.04
  Owned Intellectual Property                                  Section 3.14(c)
  Owned Real Property                                          Section 3.13(a)
  Parent                                                              Recitals
  Parent Disclosure Letter                                          ARTICLE IV
  Parent Termination Fee                                       Section 8.03(e)
  Paying Agent                                                 Section 2.02(a)

  Permitted Liens                                              Section 3.13(b)
  Person                                                       Section 9.05(a)
  Plans                                                        Section 3.11(a)
  Proxy Statement                                              Section 3.05(b)
  PTO                                                          Section 3.14(b)
  Purchaser Welfare Benefit Plans                              Section 6.06(c)
  Representatives                                              Section 6.03(a)
  Rights Plan                                                     Section 3.21
  Rollover Commitment                                             Section 9.05
  Sarbanes-Oxley Act                                           Section 3.06(e)
  Scheduled Intellectual Property                              Section 3.14(b)
  SEC                                                          Section 3.05(b)
  SEC Reports                                                  Section 3.07(a)
  Section 203                                                  Section 3.19(a)
  Section 262                                                  Section 2.04(a)
  Securities Act                                               Section 3.07(a)
  Series A Preferred Stock                                     Section 3.03(a)
  Shares                                                       Section 2.01(a)
  Specified Contract                                           Section 3.17(b)
  Stockholder Approval                                         Section 3.19(b)
  subsidiaries                                                 Section 9.05(a)
  subsidiary                                                   Section 9.05(a)
  Superior Proposal                                            Section 6.04(i)
  Surviving Corporation                                           Section 1.01
  Tax                                                          Section 9.05(a)
  Tax Returns                                                  Section 9.05(a)
  Taxes                                                        Section 9.05(a)
  Termination Date                                                Section 8.01
  WARN Act                                                     Section 3.12(b)

         AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2007 (this "Agreement"), by and among AX Holding Corp., a Delaware corporation ("Parent"), AX Acquisition Corp., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Aeroflex Incorporated, a Delaware corporation (the "Company"). Capitalized terms used without having been previously defined in this Agreement are defined in the Section indicated for such capitalized terms in the Index of Defined Terms.

         WHEREAS, the board of directors of the Company (the "Company Board") has (i) determined unanimously that the merger of Merger Sub with and into the Company, upon the terms and provisions of, and subject to the conditions set forth in, this Agreement (the "Merger") is advisable and in the best interests of the Company's stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended approval and adoption of this Agreement and the Merger by the Company's stockholders;

         WHEREAS, the respective boards of directors of each of Parent and Merger Sub deem it in the best interests of their respective stockholders to consummate the Merger, and such boards of directors have approved this Agreement and the Merger and declared the advisability of this Agreement and the Merger; and

         WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. (together, the "Guarantors") has provided a limited guarantee (together, the "Guarantees") in favor of the Company, in the form attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER
                                   ----------

         Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         Section 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (local time) at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York on the third business day following the date on which the conditions set forth in Sections 7.01(a) and (b) are satisfied or waived in accordance with this Agreement or at such other time, date or place as Parent and the Company may agree; provided, that, if the conditions set forth in
ARTICLE VII have been satisfied but the Debt Financing shall not yet have been obtained, then Parent, at its option, may postpone the Closing to two business days prior to the Expiration Date in order to obtain the Debt Financing or Alternative Financing (the date on which the Closing occurs, the "Closing Date").

         Section 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Sub and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

         Section 1.04 Effect of the Merger. At and after the Effective Time, the effects of the Merger shall be as provided in the DGCL, including Section 259 thereof.

         Section 1.05 Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

                  (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

         Section 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
               --------------------------------------------------

         Section 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

                  (a) Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company (the "Company Common Stock"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $14.50 in cash, without interest (the "Merger Consideration"), payable upon surrender, in the manner provided in Section 2.02, of the certificate (the "Certificates") that formerly evidenced such Share.

                  (b) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Stock. Each share of Company Common Stock held by the Company as treasury stock, each share of Company Common Stock held by any direct or indirect subsidiary of the Company (a "Company Subsidiary") and each share of Company Common Stock owned by Parent, Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub (whether acquired pursuant to a Rollover Commitment or otherwise) immediately prior to the Effective Time shall automatically be cancelled and cease to exist without any conversion thereof and no consideration shall be paid with respect thereto.

                  (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

                  (d) Adjustments. If, between the date of this Agreement and the Effective Time, the number of Shares is changed into a different number of shares or a different class, by reason of any reclassification, recapitalization, stock split, stock dividend, subdivision, combination, exchange of shares, rights issuance or similar event, other than pursuant to the Merger and in accordance with this Agreement, the Merger Consideration shall be correspondingly adjusted, without duplication, to reflect such change.

         Section 2.02 Surrender of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Parent shall
(i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the "Paying Agent") and
(ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion.

                  (b) Exchange Fund. At the Effective Time, on the Closing Date, Parent shall deposit (or cause to be deposited) funds with the Paying Agent in amounts sufficient for the payment of the aggregate Merger Consideration payable under Section 2.01(a). Such funds deposited with the Paying Agent are referred to as the "Exchange Fund".

                  (c) Payment Procedures.

                           (i) Letter of Transmittal. As promptly as practicable
after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Share as of immediately prior to the Effective Time (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder's Shares shall pass, only upon proper delivery of the Certificates representing such Shares to the Paying Agent and (B) instructions for surrendering such Certificates.

                           (ii) Surrender of Certificates. Upon surrender of a
Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of Shares evidenced by that Certificate. Any Certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

                           (iii) Unregistered Transferees. If any Merger
Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Paying Agent shall be entitled to deduct any applicable transfer Taxes from the Merger Consideration in accordance with the provisions of Section 2.02(e), unless the Person requesting such payment establishes to the satisfaction of the Paying Agent that any such Taxes have already been paid or are not applicable.

                           (iv) No Other Rights. Until surrendered in accordance
with this Section 2.02(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Company Common Stock formerly represented by it.

                  (d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

                  (e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation, the Company, Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts for Taxes as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation, the Company, Parent or Merger Sub, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation, the Company, Parent or Merger Sub, as the case may be.

                  (f) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

                  (g) Investment of Exchange Fund. As directed by Parent, the Exchange Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America or (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest. Any interest and other income resulting from such investment shall become a part of the Exchange Fund and shall inure to Parent for Tax purposes, and any amounts in excess of the amounts payable under Section 2.01(a) shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.02(h); provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and (ii) promptly following any losses which cause the Exchange Fund to then hold less than the aggregate Merger Consideration payable in respect of Shares for which payment shall not theretofore have been made, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company to the extent that such losses have so caused the Exchange Fund to hold less than the aggregate Merger Consideration payable in respect of such Shares for which payment has not theretofore been made. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.01.

                  (h) Termination of Exchange Fund. Without limiting Parent's right to receive interest and other income in respect of the Exchange Fund as described in Section 2.02(g), any portion of the Exchange Fund that remains unclaimed by the holders of Certificates twelve months after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates who has not complied with this ARTICLE II shall look only to Parent for payment of the applicable Merger Consideration.

                  (i) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form and amount reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the holder thereof shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the applicable Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

         Section 2.03 Options.

                  (a) Except as otherwise agreed prior to the Effective Time by Parent and the Company, immediately prior to the Effective Time, all options to purchase shares of Company Common Stock (the "Company Stock Options") granted under any plan, arrangement or agreement (the "Company Stock Option Plans") shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation (whether or not the Company Stock Option was then vested and exercisable), the holder thereof shall thereupon be entitled to receive, within five (5) days after the Effective Time, a cash payment without interest from the Surviving Corporation in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then vested and exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option (the "Option Consideration"), reduced by any Tax required to be withheld with respect to such payment in accordance with the provisions of
Section 2.02(e).

                  (b) At or prior to the Effective Time, the Company, the Company Board or the compensation committee of such Company Board, as applicable, shall take all actions reasonably requested by Parent and shall use reasonable best efforts, subject to Parent's approval (not to be unreasonably withheld) to effectuate the provisions of this Section 2.03 (including using reasonable best efforts to obtain any required or desirable employee consents) , and to provide that, from and after the Effective Time, none of Parent, Merger Sub, or the Surviving Corporation will be required to deliver shares of common stock or shares of capital stock of Parent or the Surviving Corporation or any of their Affiliates to any Person pursuant to or in settlement of Company Stock Options at or after the Effective Time.

         Section 2.04 Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.01(a). At the Effective Time, (x) all

Dissenting Shares shall be cancelled and cease to exist and (y) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL ("Section 262").

                  (b) Notwithstanding the provisions of Section 2.04, if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder's shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate formerly representing such shares in accordance with Section 2.02. In such event, if the Exchange Fund shall then remain in place, Parent shall promptly deposit or cause the Surviving Corporation to deposit in the Exchange Fund the aggregate amount of Merger Consideration in respect of such Dissenting Shares.

                  (c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 262 and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not offer or agree to make or make any payment with respect to any demands for appraisal or offer to settle or settle any such demands without the prior written consent of Parent.

         Section 2.05 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of shares of Company Common Stock to Parent pursuant to any Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

         Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub a letter (the "Company Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in this ARTICLE III, or to one or more of the Company's covenants contained in Section 5.01; provided, however, that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission by the Company that such item represents a material exception or material fact, event or circumstance or that such item would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each disclosure set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall only be deemed a qualification or exception to such section and to any other sections to which it is reasonably apparent that such disclosure relates.

         Except as set forth in the Company Disclosure Letter and except as disclosed in the Annual Report on Form 10-K of the Company and the amended Form 10-K of the Company for the fiscal period ended June 30, 2006 (the "Form 10-K/A"), the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K filed from the date of the filing of the Form 10-K/A and any amendments to any such reports, in the case of all such reports and amendments through at least two (2) business days prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as set forth in Section 3.01 through Section 3.25 that:

         Section 3.01 Organization and Qualification. Each of the Company and each Active Subsidiary is a corporation, limited company, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing (in each instance where such concepts are legally applicable) under the Laws of the jurisdiction of its organization and has the requisite corporate, limited company, partnership, limited liability company or other entity (as the case may be) power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, with respect to any Company Subsidiary, where the failure to be in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete list of all the Inactive Subsidiaries, together with the jurisdiction of incorporation of each Inactive Subsidiary, is set forth in
Section 3.03(c) of the Company Disclosure Letter. The Company represents that no Inactive Subsidiary is engaged in any business activity, conducts any operations, nor has or incurs any liabilities, debts or other obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).

         Section 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and the bylaws (or similar organizational documents), as in effect as of the date of this Agreement, of the Company and each Active Subsidiary. Such certificates of incorporation and bylaws (or similar organizational documents) are in full force and effect.

         Section 3.03 Capitalization.

                  (a) The authorized capital stock of the Company consists of
(i) 110,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share ("Company Preferred Stock"), 110,000 shares of which have been designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), par value $0.10 per share. As of May 18, 2007 (the "Capitalization Date"), (A) 74,787,900 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (B) no shares of Company Common Stock were held by the Company as treasury stock, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) no shares of Series A Preferred Stock or other shares of preferred stock were issued and outstanding, and (E) 16,380,348 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options). Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date and set forth in Section 3.03(a)(i) of the Company Disclosure Letter, there has been no change in the number of shares of outstanding or reserved capital stock of the Company or the number of outstanding Company Stock Options. Section 3.03(a)(i) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a summary of Company Stock Options and other rights to purchase or receive shares of capital stock of the Company under the Company Stock Plans, the expiration date and the exercise price of each such Company Stock Option or right and the number of shares issuable under each Company Stock Option or right. The Company represents that the exercise price of each Company Stock Option is not less than the fair market value (as determined by the compensation committee of the Company Board) of the underlying shares on the date the grant of such Company Stock Option was approved by the Company Board and the compensation committee of such board.

                  (b) A true and complete schedule of each Company Stock Option Plan pursuant to which any Company Stock Options were issued, which schedule sets forth under each Company Stock Option Plan each issued and outstanding Company Stock Option issued thereunder, is set forth in Section 3.03(b) of the Company Disclosure Letter. The Company has made available to Parent a true and complete copy of each Company Stock Option Plan. There are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Company Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company or any Company Subsidiary, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in the Company or any Company Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Company Subsidiary or to vote or to dispose of any shares of capital stock or equity interests of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary is a party to any stockholders' agreement, voting trust agreement or registration rights agreement relating to any equity securities or equity interests of the Company or any Company Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company or of any Company Subsidiary. No dividends on the Company Common Stock have been declared or paid from July 1, 2006 through the date of this Agreement. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company's stockholders may vote.

                  (c) Each outstanding share of capital stock (or other unit of equity interest) of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and was issued free of preemptive (or similar) rights, and each such share, unit or other equity interest is owned by the Company and/or by one (1) or more wholly-owned Company Subsidiaries, free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Company Subsidiary's voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary, is set forth in Section 3.03(c) of the Company Disclosure Letter.
Section 3.03(c) of the Company Disclosure Letter lists any and all Persons who are not Company Subsidiaries but of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the "Investments"). The Company or a Company Subsidiary, as the case may be, owns all capital stock in the Company Subsidiaries and all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Company Subsidiary permitting the repurchase, redemption or other acquisition of any of the capital stock of any Company Subsidiary or any Investments or requiring under any circumstances the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire the capital stock of any other Person in such Investments, or provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

                  (d) As of the date of this Agreement, the only outstanding Indebtedness of the Company and the Company Subsidiaries or Liens (other than Permitted Liens) on any of their respective assets is set forth in Section 3.03(d) of the

Company Disclosure Letter, other than Indebtedness of not more than $50,000 individually or $100,000 in the aggregate.

         Section 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the "Other Transactions"). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the Other Transactions (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the then outstanding shares of Company Common Stock entitled to vote thereon and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally, including all Laws relating to fraudulent transfers.

         Section 3.05 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not
(i) contravene, conflict with, violate or result in a breach of (A) the certificate of incorporation or bylaws of the Company or (B) similar organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, contravene, conflict with or violate any U.S. federal, state or local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary, or (iii) result in any material breach or violation of or constitute a default under (with or without notice or lapse of time or both), require consent or result in a loss of a material benefit under, give rise to a material obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Liens resulting from the Financing) on any property or asset of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a "Contract") or under any Law or Permit, in each case, to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound or affected, except, with respect to clauses (i)(B) and
(ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions do not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, agency, commission, tribunal, or judicial or arbitral body or self-regulated entity, whether domestic or foreign, (a "Governmental Authority"), except for
(i) applicable disclosure requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing with, and clearance by, the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), (iv) any filings required by, any approvals required under and any other applicable requirements of, the rules and regulations of the NASDAQ National Market, (v) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (vi) such consents, approvals, authorizations, permits, actions, notifications or filings, the failure of which to be made or obtained would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.06 Permits; Compliance with Laws.

                  (a) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect,
(i) each of the Company and each Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), (ii) all such Company Permits are in full force and effect,
(iii) no default or violation has occurred under any such Company Permit and no notice of a default or violation has been received from any Governmental Authority and (iv) neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, other notification from any Governmental Authority threatening to revoke, suspend or cancel any such Company Permit.

                  (b) Each of the Company and each Company Subsidiary is, and at all times since July 1, 2004, has been, in compliance with all Company Permits and all Laws applicable to such entity or by which any property or asset of such entity is bound or affected, and has not received any written, or to the knowledge of the Company, other notice of any violation of any such Law, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (c) The Company and the Company Subsidiaries are in compliance with all statutory and regulatory requirements under the Arms Export Control

Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. ss. 120 et seq.), the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the "Export Control Laws"), except for any failure to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written or, to the knowledge of the Company, other communication since July 1, 2002 that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, any Liability under, the Export Control Laws, except for any actual or possible failure to be in compliance or Liability that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (d) Neither the Company, nor any Company Subsidiaries, nor any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in the case of clauses (i),
(ii) or (iii) above, would not, or would not reasonably be expected to, individually or in the aggregate have a Company Material Adverse Effect.

                  (e) The Company has made all certifications and statements required by the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") with respect to the Company's filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange
Act) as required by Rule 13a-15 of the Exchange Act.

                  (f) The Company has designed a system of internal accounting control sufficient to comply, in all material respects, with all legal and accounting requirements applicable to the Company. The Company and the Company Subsidiaries have disclosed, based on their most recent evaluation of internal controls, to the Company's and Company Subsidiaries' outside auditors and the audit committee of the board of directors of the Company and Company Subsidiaries (A) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company's and Company Subsidiaries' ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's or the Company Subsidiaries' internal controls over financial reporting. Since July 1, 2004, the Company has not received written or, to the knowledge of the Company, other complaints, allegations, assertions or claims regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaints, allegations, assertions or claims that the Company has engaged in questionable accounting or auditing practices.

         Section 3.07 SEC Filings; Financial Statements; Undisclosed
Liabilities.

                  (a) The Company has timely filed with the SEC all forms, reports, statements, schedules, certifications and other documents (including exhibits) required to be filed by it with the SEC since July 1, 2004 (the "SEC Reports"). The SEC Reports (including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) at the time they were filed, complied in all material respects with, and were prepared in accordance with, all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder, and (ii) did not, at the time they were filed, or if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is or has been since July 1, 2004 otherwise required to file any form, report, statement, schedule, certification or other document with the SEC, any foreign Governmental Authority that performs a similar function to that of the SEC or any securities exchange or quotation system. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, since July 1, 2004 through the date of this Agreement.

                  (b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports complied in all material respects with the applicable accounting requirements and rules and regulations of the SEC, and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in conformity with United States generally accepted accounting principles ("GAAP") consistently applied (except as described therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments). All of the Company Subsidiaries are consolidated for accounting purposes. Except as reflected in the financial statements included in the SEC Reports as of June 30, 2006 or otherwise disclosed in an SEC Report filed at least two (2) business days prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act).

                  (c) Except as and to the extent set forth on the consolidated balance sheet (including notes thereof) of the Company and the Company Subsidiaries as at June 30, 2006 included in the Form 10-K/A (the "Balance Sheet") neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) (collectively, "Liabilities"), except for Liabilities (i) incurred in the ordinary course of business and in a manner consistent with past practice since June 30, 2006, (ii) set forth in Section 3.07(b) of the Company Disclosure Letter, (iii) arising under this Agreement, or (iv) that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.08 Affiliate Transactions. Except as set forth in the SEC Reports filed at least two (2) days prior to the date of this Agreement, there are no material transactions, agreements, arrangements or understandings between
(i) the Company or any of the Company Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Except as set forth in the SEC Reports filed at least two (2) days prior to the date of this Agreement, Section
3.08 of the Company Disclosure Letter sets forth a true, complete and correct description of (A) all material transactions, contracts, agreements or understandings entered into or in effect since July 1, 2004 between the Company or any of the Company Subsidiaries, on the one hand, and any stockholder, officer, director or Affiliate (other than the Company or any Company Subsidiary) of the Company (or any Person in which such Person holds, directly or indirectly, an equity voting interest of five percent (5%) or greater) or any family member of any of the foregoing, on the other hand, and (B) any revenues associated with such related party transactions, contracts, agreements or understandings.

         Section 3.09 Absence of Certain Changes or Events. From June 30, 2006 through the date of this Agreement, there has not occurred any Company Material Adverse Effect. From June 30, 2006 through the date of this Agreement, (i) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and in a manner consistent with past practice and (ii) except for actions taken in the ordinary course of business and in a manner consistent with past practice, neither the Company nor any Company Subsidiary has taken any action or agreed to take any action that would have been prohibited by Section 5.01 had this Agreement been in effect for such period.

         Section 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an "Action") pending or, to the knowledge of the Company, threatened, against, or affecting, the Company or any Company Subsidiary, by or before any Governmental Authority or arbitrator which, if adversely determined, would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.11 Employee Benefit Plans.

                  (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Company Subsidiary (collectively, the "Plans"). The Company has made available to Parent a true and complete copy (where applicable) of (A) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (B) each trust or funding arrangement prepared in connection with each such Plan, (C) the most recently filed annual report on Internal Revenue Service ("IRS") Form 5500 or any other annual report required by applicable Law, (D) the most recently received IRS determination letter, if any, for each such Plan, (E) the most recently prepared actuarial report and financial statement in connection with each such Plan, and
(F) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications by the Company or the Company Subsidiaries to any current or former employees, consultants, or directors of the Company or any Company Subsidiary concerning the extent of the benefits provided under a Plan. Except as set forth on Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any plan or commitment to establish any new material Plan or to materially modify any Plan.

                  (b) None of the Company or any Company Subsidiary or any other Person or entity that, together with the Company or any Company Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Company Subsidiary, an "ERISA Affiliate"), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a "Multiemployer Plan"); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan").

                  (c) No Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Company Subsidiary as a result of the consummation of the Merger or the Other Transactions (whether alone or in connection with any other event). Neither the execution and delivery of this Agreement nor the consummation of the Merger or the Other Transactions will (either alone or in combination with another event) result in any payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company or any Company Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any Company Subsidiary to be characterized as an "excess parachute payment," as such term is defined in Section 280G of the United States Internal Revenue Code of 1986, as amended (the "Code"). None of the Company or any Company Subsidiary is a party to any material agreement, contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes paid pursuant to Section 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

                  (d) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

                  (e) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) no Plan provides post-termination benefits, and neither the Company nor any Company Subsidiary has any obligation to provide any post-termination benefits other than for health care continuation as required by Section 4980B of the Code or any similar statute.

                  (f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any Actions that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (iii) to the knowledge of the Company, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or threatened, except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (g) No Plan is a defined benefit pension plan governed by laws outside of the United States. The Company represents that any debts due by the Company or a Company Subsidiary to the PA Pension Scheme under section 75, as amended, of the Pensions Act 1995, have been paid in full and neither the Company nor any Company Subsidiary has any undischarged obligations or liabilities (whether current or contingent, including for this purpose any contingent liability arising from a possible financial support direction, restoration order or contribution notice under the Pensions Act 2004) in relation to the PA Pension Scheme.

                  (h) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other "party in interest" or "disqualified person" with respect to any Plan, since June 30, 2001, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Plan, other than as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Plan.

                  (i) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan, or in accordance with applicable Law, as of the date hereof have been made or reflected on the Company's financial statements in accordance with GAAP. No "accumulated funding deficiency" as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists with respect to any Plan subject to Section 302 of ERISA or Section 412 of the Code and the Company is not, and does not expect to be, subject to (i) any requirement to post security pursuant to Section 412(f) of the Code or (ii) any lien pursuant to Section 412(n) of the Code.

                  (j) Since July 1, 1996, the date of grant of each Company Stock Option reflected on the books and records of the Company and used in determining the accounting charge, if any, in respect of such Company Stock Option is the actual date on which such Company Stock Option was granted. There is no internal or, to the knowledge of the Company, external investigation or inquiry, whether ongoing or completed, the subject of which was wholly or partially the determination of the proper grant date of Company Stock Options. For purposes of this Section 3.11(i), the term "Company Stock Option" includes each stock option which would be a Company Stock Option but for the fact that it was exercised prior to the date of this Agreement.

         Section 3.12 Labor and Employment Matters.

                  (a) Neither the Company nor any Company Subsidiary is or has been within the last six years a party to any collective bargaining agreement or other agreements or arrangements with any labor union or works council applicable to Persons employed by the Company or any Company Subsidiary, nor is any such agreement or arrangement being negotiated, nor, to the knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have no Liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee, (ii) are in compliance with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, in each case, with respect to their employees, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws.

                  (b) The Company has not incurred in the last three years, and does not reasonably expect to incur, any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the "WARN Act"), or any similar state or local Law which remains unsatisfied.

                  (c) In the three years preceding the date of this Agreement, neither the Company nor any Company Subsidiary has: (i) given notice of redundancies to the relevant Secretary of State or started consultations with a trades union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or (ii) been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations
2006) or failed to comply with an obligation imposed by the foregoing.

         Section 3.13 Real Property.

                  (a) Section 3.13(a) of the Company Disclosure Letter sets forth by address a true, correct and complete list of all properties owned by the Company or any of the Company Subsidiaries (the "Owned Real Property"). True and complete copies of the most recent title reports, title policies and surveys currently in the possession of the Company with respect to the Owned Real Property located in Plainview, New York have been made available to Parent. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) for each item of Owned Real Property listed on Section 3.13(a) of the Company Disclosure Letter, the Company or any of the Company Subsidiaries, as the case may be, has good and valid fee title to the Owned Real Property free and clear of all Liens, except for Permitted Liens; (ii) there are no pending or, to the knowledge of the Company, threatened expropriation, condemnation or eminent domain proceedings, lawsuits or administrative or other Actions relating to the Owned Real Property; and (iii) except for the Company or the Company Subsidiaries, there are no Persons in possession or occupancy of any part of the Owned Real Property or the facilities located on the Owned Real Property or who have possessory rights with respect to any part of the Owned Real Property.

                  (b) Section 3.13(b) of the Company Disclosure Letter sets forth by address a true, correct and complete list of the real property leased or subleased by the Company or any Company Subsidiary under leases or subleases with remaining payments of at least $500,000 as of December 31, 2006 (each, a "Leased Property", and collectively, the "Leased Properties"), with any guaranty given by the Company or any Company Subsidiary in connection therewith. The Company or one of the Company Subsidiaries has a valid leasehold interest in all of the Leased Properties, free and clear of all Liens, except, (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made if so required by GAAP; (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; (vii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Form 10-K/A or the Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 2006 or December 31, 2006; (viii) statutory, common law or contractual liens of landlords; or (ix) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (the items in clauses (i) through (ix), collectively, "Permitted Liens"). True and complete copies of all agreements under which the Company or any of the Company Subsidiaries leases or subleases the Leased Properties (the "Leases") have been made available to Parent. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (A) the Company or one of the Company Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable Lease relating thereto and Permitted Liens, and (B) the Leases are in full force and effect, all rent and other sums and charges payable by the Company or one of the Company Subsidiaries as tenant or subtenant thereunder are current or are being contested in good faith by appropriate proceedings, no notice of default or termination is outstanding, and, to the knowledge of the Company, no termination event or condition or uncured default on the part of the Company or one of the Company Subsidiaries has occurred, and, to the knowledge of the

Company, no event has occurred and no condition exists which, with the giving of notice, the lapse of time or both, would constitute such a default or termination event or condition.

                  (c) The Owned Real Property and the Leased Properties constitute all of the real property and interests in real property used by the Company or the Company Subsidiaries in connection with the businesses of the Company and the Company Subsidiaries, respectively, except for leases or subleases with remaining payments of less than $500,000 as of December 31, 2006.

         Section 3.14 Intellectual Property.

                  (a) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect,
(i) the Company and the Company Subsidiaries own or have the valid right to use all the Intellectual Property used in, or necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, and (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or violate ("Infringe") any Intellectual Property rights of any third party. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no claim or demand has been given in writing to the Company or any Company Subsidiary that the conduct of the business of the Company or any Company Subsidiary Infringes or may infringe the Intellectual Property rights of any third party (including any demand that the Company or a Company Subsidiary must license or refrain from using any Intellectual Property of a third party).

                  (b) Section 3.14(b) of the Company Disclosure Letter sets forth: a true and complete list of all material registered trademarks and registered service marks, trademark and service mark applications, copyright and mask work registrations and applications, and patents and patent applications currently owned by the Company and the Company Subsidiaries (collectively, "Scheduled Intellectual Property"). Each item of the Scheduled Intellectual Property has been duly registered or application filed with the U.S. Patent and Trademark Office (the "PTO"), U.S. Copyright Office (the "Copyright Office"), or other appropriate or equivalent Governmental Authority in other jurisdictions, in each case as and to the extent so indicated on Section 3.14(b) of the Company Disclosure Letter. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, all patent, copyright and trademark applications, renewals and other similar fees have been properly paid and are current, and all patent, copyright and trademark registrations and filings remain in full force and effect. To the knowledge of the Company, there are no actual or threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any portion of the Scheduled Intellectual Property. To the knowledge of the Company, none of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.

                  (c) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, with respect to the Intellectual Property rights that are owned by the Company or any of the Company Subsidiaries (except for portions thereof that consist of embedded third-party products licensed from others) that are material to the business of the Company and the Company Subsidiaries, taken as a whole (collectively, "Owned Intellectual Property"), to the knowledge of the Company, no Person has or is engaged in any activity that has Infringed the Owned Intellectual Property in any way that has a Company Material Adverse Effect. Except as set forth in Section 3.14(c) of the Company Disclosure Letter and as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has exclusively licensed any Owned Intellectual Property to any Person (other than in the ordinary course of business).

                  (d) Section 3.14(d) of the Company Disclosure Letter sets forth a true and complete list of all material third party software licenses (other than licenses for "off-the-shelf" computer software, as such term is commonly understood, and software licenses having aggregate licensing fees of less than U.S.$100,000) that grant the Company or a Company Subsidiary a right to use a third party's software.

                  (e) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of confidential information, trade secrets and proprietary information under applicable Law. Without limitation, such reasonable actions have included maintaining and enforcing a policy of requiring employees and consultants to enter into non-disclosure and intellectual property assignment agreements to the extent that such employees or consultants have developed any Owned Intellectual Property. To the knowledge of the Company, there has been no unauthorized disclosure of any confidential information (including software source code contained in Owned Intellectual Property) or trade secrets of the Company or any Company Subsidiary that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, except as disclosed in accordance with agreements containing such confidentiality terms, no Person other than the Company and the Company Subsidiaries is in possession of, nor has the Company or a Company Subsidiary granted ownership rights in, any source code contained in Owned Intellectual Property.

                  (f) For purposes of this Agreement, "Intellectual Property" means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries and including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted), (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof,
(iii) copyrights, proprietary designs, Computer Software, mask works (including their range of revision numbers, architectural layouts, circuit layouts, simulation extractions and any other computer aided design file generated in connection with the development of an integrated circuit, whether registered or unregistered), databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets and know-how (including production and design techniques enabling military and space approved electronic devices) (v) all similar rights, however denominated, throughout the world, and (vi) all rights to collect proceeds from the foregoing, to enforce the foregoing and to collect damages related to such enforcement. For purposes of this Agreement, "Computer Software" means computer software and includes all source code, object code, executable, binary code and firmware.

                  (g) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (i) the Company and the Company Subsidiaries have complied with all applicable contractual requirements pertaining to information privacy and security, and
(ii) no written complaint relating to an unlawful use or disclosure of, or a breach in the security of, any such information has been received by the Company or any Company Subsidiary.

                  (h) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Computer Hardware that is used or held for use by the Company in the conduct of its business is in good working condition (normal wear and tear excepted). Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there has not been any malfunction with respect to the Computer Hardware since June 30, 2005 that has not been remedied or replaced in all material respects. For purposes of this Agreement, "Computer Hardware" means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment.

         Section 3.15 Taxes.

                  (a) The Company and the Company Subsidiaries have (i) timely filed or caused to be filed (taking into account any extension of time to file validly granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full all material Taxes due and payable (whether or not shown due on any Tax Return) except to the extent that such Taxes are being contested in good faith and a reserve for such Taxes in accordance with GAAP has been established on the Company's Balance Sheet. The Liabilities and reserves for Taxes reflected on the Company's Balance Sheet has been established in accordance with GAAP. There are no material Liens for Taxes upon any property or asset of the Company or any of the Company Subsidiaries, except for Liens for Taxes not yet due. All material Taxes required to be withheld by the Company and the Company Subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority.

                  (b) The Company has delivered or otherwise made available to Parent copies of all income Tax Returns filed for Tax years ending June 30, 2003, June 30, 2004, June 30, 2005 and June 30, 2006 requested by Parent, which copies are correct and complete, and any amended federal income Tax returns filed within the three-year period ending on the date hereof requested by Parent, which copies are correct and complete.

                  (c) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company, has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn or which are being contested in good faith and the amount of which is included in accordance with GAAP in the reserves for Taxes on the Company's Balance Sheet.

                  (d) (i) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings regarding Taxes or Tax Returns of the Company or any Company Subsidiary with respect to which the Company or a Company Subsidiary has been notified in writing and (ii) neither the Company nor any Company Subsidiary has waived any statute of limitations regarding Taxes or Tax Returns or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than waivers and extensions which are no longer in effect). There are no powers of attorney currently in effect with respect to any Tax matter of the Company or any Company Subsidiary.

                  (e) For Tax years beginning after June 30, 2003, neither the Company nor any Company Subsidiary (i) has "participated" (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2)) or any similar provision of state, local or foreign Law, (ii) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns or pay Taxes that it is or may be subject to taxation by that jurisdiction, (iii) is required to include any material amount in gross income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Section 481 of the Code, (B) any intercompany transaction, (C) an installment sale or open transaction disposition, or (D) a prepaid amount (or under any provision of Law of any jurisdiction with similar consequences as any of (iii)(A) through
(iii)(D) above), in each case occurring prior to the Closing Date and except as provided in the second lead-in paragraph in ARTICLE III, (iv) has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a "plan" or " series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger, or (v) received a private letter ruling from the IRS or any similar ruling from any other Governmental Authority or is subject to a special arrangement with a Governmental Authority regarding any Tax matter.

                  (f) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) since July 1, 2001, (ii) has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract, assumption, operation of Law or otherwise and (iii) is a party to any indemnification, allocation or sharing agreement or other arrangement with respect to Taxes (other than agreements among the Company and the Company Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements). Section 3.16 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the knowledge of the Company, there is and has been no release of Materials of Environmental Concern that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by the Company or any of the Company Subsidiaries or, during the period of the Company's or the Company Subsidiaries' ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Company Subsidiaries; (ii) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened in writing against the Company or any of the Company Subsidiaries alleging violations of or Liability under any Environmental Law; and (iii) to the knowledge of the Company, there are no events, conditions or circumstances that have resulted in, or are reasonably likely to result in, obligations or Liabilities pursuant to, and the Company is in compliance with, all applicable Environmental Laws.

         Section 3.17 Specified Contracts.

                  (a) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect,
(i) each Specified Contract and Government Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, and, to the Company's knowledge, each counterparty thereto, and is in full force and effect and (ii) the Company and the Company Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Specified Contract and Government Contract. There is no breach, violation or default under any Specified Contract and Government Contract by the Company or any of the Company Subsidiaries or, to the Company's knowledge, by any counterparty, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach, violation or default thereunder by the Company or any of the Company Subsidiaries, or, to the Company's knowledge, by any counterparty, except which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material

Adverse Effect. For purposes of this Section 3.17(a) and Section 3.17(d) below, Specified Contracts will be deemed to include any Contract entered into after the date hereof that would have been a Specified Contract had it been in effect as of or prior to the date hereof.

                  (b) For purposes of this Agreement, the term "Specified Contract" means any of the following Contracts (together with all exhibits, schedules and amendments thereto) to which the Company or any Company Subsidiary is a party:

                           (i) any limited liability company agreement, joint
venture or other similar agreement or arrangement with respect to any material business of the Company and the Company Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly-owned Company Subsidiary;

                           (ii) any Contract or Contracts relating to or
evidencing Indebtedness (A) in an amount in excess of $500,000, individually or in the aggregate, other than equipment leases entered into in the ordinary course of business that do not exceed $1,000,000 in the aggregate or (B) any Indebtedness in excess of $50,000 or any secured Indebtedness which, in each case, cannot be prepaid at Closing without penalty, premium or notice;

                           (iii) any Contract filed as an exhibit to the
Company's Form 10-K/A pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a) of the Company Disclosure Letter;

                           (iv) any Contract that prohibits (or purports to
prohibit) the Company or the Company Subsidiaries or any Affiliate of the Company (A) from materially competing in any line of business, (B) competing with any Person or operate in any location or (C) from soliciting of the customers or employees of any Person;

                           (v) any Contract that (A) contains most favored
customer pricing provisions with any third party (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in the case of each of (A) and (B) in a manner which is material to the business of the Company and the Company Subsidiaries, taken as a whole;

                           (vi) any Contract not yet consummated for the
acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

                           (vii) any Contract of the type that would be required
to be disclosed under Item 404 of Regulation S-K under the Securities Act between or among the Company or a Company Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Company Subsidiary), on the other hand, that involves amounts of more than $100,000;

                           (viii) any acquisition Contract pursuant to which the
Company or any of the Company Subsidiaries has or may have continuing indemnification, "earn-out" or contingent payment obligations, whether or not disputed, that, individually or in the aggregate, could result in payments in excess of $500,000;

                           (ix) any Contract that, individually or in the
aggregate, would, or would reasonably be expected to, prevent or materially delay the Company's ability to consummate the Merger or the Other Transactions;

                           (x) any Contract that contains a put, call, right of
first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person for an aggregate consideration under such Contract in excess of $1,000,000; or

                           (xi) any Contracts containing minimum purchase
conditions in excess of $1,000,000 or requirements or other terms that materially restrict or limit the purchasing relationships of the Company or the Company Subsidiaries, or any customer, licensee or lessee thereof.

                  (c) A true and complete list of the Specified Contracts (other than Contracts relating to Intellectual Property) referred to in clause (b) above is set forth in Section 3.17(c) of the Company Disclosure Letter. The Company has made available to Parent, as of the date hereof, true and correct copies of each Specified Contract.

                  (d) With respect to each Contract, bid or proposal between the Company or any of the Company Subsidiaries and any (i) Governmental Authority, including any facilities contract for the use of government-owned facilities or
(ii) third party relating to a Contract with any Governmental Authority (each a "Government Contract"), (A) the Company and each of the Company Subsidiaries have complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein; (B) the Company and each of the Company Subsidiaries have complied with all requirements of all applicable Laws, or agreements pertaining to such Government Contract, including where applicable the "Cost Accounting Standards" disclosure statement of the Company or such Company Subsidiary; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company and the Company Subsidiaries have complied with all such representations and certifications;

(D) neither the United States government nor any prime contractor, subcontractor, vendor or other Person who is a party to a Government Contract has notified the Company or any of the Company Subsidiaries that the Company or any of the Company Subsidiaries has breached or violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (E) neither the Company nor any of the Company Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice, show cause or notice pertaining to such Government Contract; (F) no cost incurred by the Company or any of the Company Subsidiaries pertaining to such Government Contract has been questioned or challenged, is the subject of any audit (other than routine cost incurred audits) or investigation or has been disallowed by any Governmental Authority; and (G) no payments due to the Company or any of the Company Subsidiaries pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and the Company Subsidiaries are entitled to all progress or other payments received with respect thereto, except for any such failure, noncompliance, inaccuracy, breach, violation, termination, withholding, cost, investigation, disallowance or payment or other action contemplated by clauses (A) through (G) above that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (e) To the Company's knowledge, neither the Company nor any of the Company Subsidiaries or any of their respective directors, officers, employees, consultants or agents is or since July 1, 2004 has been under (i) any civil or criminal investigation or indictment by any Governmental Authority or
(ii) material administrative investigation or material audit by any Governmental Authority, in either case with respect to any alleged improper act or omission arising under or relating to any Government Contract.

                  (f) There exist (i) no outstanding claims against the Company or any of the Company Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor or vendor or other Person who is a party to a Government Contract, arising under or relating to any Government Contract, and
(ii) no disputes between the Company or any of the Company Subsidiaries and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between the Company or any of the Company Subsidiaries and any prime contractor, subcontractor or vendor that is party to a Government Contract arising under or relating to any Government Contract which would or would reasonably be expected to, in the case of (i) or (ii), individually or in the aggregate, have a Company Material Adverse Effect. To the Company's knowledge, neither the Company nor any of the Company Subsidiaries has any Liability in respect of any pending claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (g) Since July 1, 2004, neither the Company nor any of the Company Subsidiaries has been determined not to be a responsible party or been debarred or suspended from participation in the award of contracts with the United States government or any other Governmental Authority (excluding, for this purpose, ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company's knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company, any of the Company Subsidiaries or any of their respective directors, officers or employees which would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.18 Insurance. Section 3.18 of the Company Disclosure Letter sets forth a complete and correct list of all insurance policies owned or held by the Company and each Company Subsidiary and all such policies have been made available to Parent. With respect to each such insurance policy, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) except for policies that have expired under their terms in the ordinary course and have been replaced by policies with substantially similar coverage, the policy is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company's knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

         Section 3.19 Board Approval; Vote Required.

                  (a) The Company Board by resolutions duly adopted at a meeting duly called and held, which resolutions, subject to Section 6.04, have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote of those directors present (who constituted 100% of the directors then in office and duly elected, subject to the terms and conditions set forth herein, has (i) determined that the Merger is advisable and in the best interests of the Company's stockholders, (ii) approved this Agreement, the Merger and the Other Transactions and (iii) recommended approval and adoption of this Agreement and the Merger. The approval of this Agreement by the Company Board constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL ("Section 203") and for all provisions of the Company's certificate of incorporation and bylaws and represents the only action necessary to ensure that the restrictions of Section 203 (and the restrictions in the Company's certificate of incorporation and bylaws) do not apply to the execution and delivery of this Agreement or the consummation of the Merger and the Other Transactions. No "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203) applicable to the Company is applicable to this Agreement or the Merger or the Other Transactions. On May 25, 2007, the Company provided a notice of termination as of such date (the "Termination Notice") to AF Holdings, Inc. ("AFH") and AF Merger Sub, Inc. ("AFMS") of the Agreement and Plan of Merger, dated as of March 2, 2007, by and among the Company, AFH and AFMS (the "Prior Agreement") and in connection with such termination, paid on such date to AFH $22.5 million in respect of the Breakup Fee (as defined in the Prior Agreement). The Company Board determined on April 18, 2007 that The Veritas Capital Fund III, L.P. (together with its affiliates and co-investors) was an Excluded Party (as defined in the Prior Agreement) and determined on the Termination Date that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constitutes a Superior Proposal (as defined in the Prior Agreement) and that The Veritas Capital Fund III, L.P. (together with its affiliates and co-investors) is an Excluded Party (as defined in the Prior Agreement) and has not withdrawn, modified or rescinded any such determinations in any manner. Immediately prior to the sending of the Termination Notice to AFH and AFMS, the Company was not in breach of, had not previously breached and, except as set forth on Section 3.19(a) of the Company Disclosure Letter, the Company has not received any notice of any allegation of breach of the Prior Agreement and there were no other Excluded Parties.

                  (b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Merger or the Other Transactions under the DGCL, under the Company's certificate of incorporation or bylaws or under any other applicable Law, Contract to which the Company is a party or constituent document is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in favor of the adoption of this Agreement (the "Stockholder Approval").

         Section 3.20 Company Stock Options. The Company Board by resolutions duly adopted at a meeting duly called and held, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, subject to the terms and conditions set forth herein, has resolved that, pursuant to its authority under the Company Stock Option Plans, each Company Stock Option outstanding at the Effective Time shall, from and after the Effective Time, represent as of the Effective Time solely the right to receive, in accordance with Section 2.03, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Company Stock Option, which resolutions are set forth in Section
3.20 of the Company Disclosure Letter.

         Section 3.21 Rights Agreement. The Company has delivered or made available to Parent a correct and complete copy of the Company's shareholders' rights agreement, dated as of August 13, 1998, as amended (the "Rights Plan"), including all exhibits thereto. The Company has taken all necessary action so that neither the execution and delivery of this Agreement nor the consummation of the Merger or the Other Transactions will (i) cause the rights granted under the Rights Plan to become exercisable, (ii) cause Parent or Merger Sub, or any Affiliate of Parent or Merger Sub, to become an Acquiring Person or (iii) give rise to a "Distribution Date" (as defined in the Rights Plan) or other triggering event under the Rights Plan. The Company has taken all necessary action so that the March 2, 2007 amendment to the Rights Plan enacted in connection with the Prior Agreement shall be of no further force and effect as of the date of this Agreement.

         Section 3.22 Relationships. Since June 30, 2006 through the date of this Agreement, no customer that is material to the Company and the Company Subsidiaries, taken as a whole, and no supplier or service provider that is material to the Company and the Company Subsidiaries, taken as a whole, is involved in, or to the knowledge of the Company, is threatening, a material dispute with the Company or the Company Subsidiaries.

         Section 3.23 Opinion of Financial Advisors. The Company Board has received the separate opinions of Bear, Stearns & Co. Inc. and Banc of America Securities LLC, each to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than as specified in the opinions) is fair, from a financial point of view, to such holders. An executed copy of each such opinion will be delivered to Parent and Merger Sub solely for information purposes. The Company may, subject to the approval of the firm rendering such opinion as set forth in such firm's engagement letter with the Company, include a copy of such written opinion in the Proxy Statement.

         Section 3.24 Brokers. Except for Bear, Stearns & Co. Inc., Banc of America Securities LLC and Thomas Weisel Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true and complete copy of all Contracts between (or binding upon) the Company or any Company Subsidiary and Bear, Stearns & Co. Inc., Banc of America Securities LLC and Thomas Weisel Partners LLC.

         Section 3.25 No Other Information. Except as set forth in this Agreement, the Company acknowledges that neither Parent nor Merger Sub make any representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
             -------------------------------------------------------

         Concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have delivered to the Company a letter (the "Parent Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties of Parent and Merger Sub contained in this ARTICLE IV. Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company that:

         Section 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Sub from performing its obligations under this Agreement.

         Section 4.02 Certificate of Incorporation and Bylaws. Each of Parent and Merger Sub has heretofore furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws, as in effect as of the date of this Agreement. Such certificates of incorporation and bylaws are in full force and effect.

         Section 4.03 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, the Other Transactions and the Financing. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger, the Other Transactions and the Financing have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other actions on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger, the Other Transactions or the Financing. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally, including all Laws relating to fraudulent transfers.

         Section 4.04 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger, the Other Transactions and the Financing will not, (i) contravene, conflict with, violate or result in a breach of the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) and Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Sub, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either Parent or Merger Sub pursuant to any Contract to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their material obligations under this Agreement.

                  (b) Assuming the accuracy of the representations and warranties of the Company contained in Section 3.05(b) of this Agreement, the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger, the Other Transactions and the Financing will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act,
(ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Company Subsidiaries is qualified to do business, (iv) the filing and clearance by the SEC of the Proxy Statement and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Sub from performing its material obligations under this Agreement.

         Section 4.05 Absence of Litigation. There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened, against either Parent or Merger Sub before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.

         Section 4.06 Operations of Merger Sub and Parent; Ownership of Company Common Stock. Parent and Merger Sub were each formed solely for the purpose of engaging in the transactions contemplated hereby (including the Financing), have engaged in no other business activities, and have conducted their operations only as contemplated by this Agreement. Parent has no subsidiaries other than Merger Sub and Merger Sub has no subsidiaries. Except as contemplated by any Rollover Commitment, no shares of Company Common Stock are held by Parent, Merger Sub, Guarantors or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or Guarantors.

         Section 4.07 Financing. Parent has delivered to the Company true and complete copies of (a) executed commitment letters from each of the Guarantors addressed to Parent to provide equity financing in an aggregate amounts set forth therein (the "Equity Commitment Letters"), (the "Equity Financing") and
(b) executed commitment letters as set forth in Section 4.07 of the Parent Disclosure Letter, (collectively, the "Debt Commitment Letters") (collectively, the "Debt Financing," and together with the Equity Financing being collectively referred to as the "Financing"). None of the Equity Commitment Letters or Debt Commitment Letters (collectively, the "Financing Commitments" ) has been amended or modified except as permitted by this Agreement, and the respective commitments contained in the Equity Commitment Letters and, to the knowledge of Parent as of the date of this Agreement, the Debt Commitment Letters have not been withdrawn or rescinded in any respect. The Equity Commitment Letters and, to the knowledge of Parent as of the date of this Agreement, the Debt Commitment Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments and the ability of the Parent's financing sources to exercise their market flex. The aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and/or Merger Sub to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Debt Commitment Letters and to pay all related fees and expenses. As of the date of this Agreement, and assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, to Parent's knowledge, all of the conditions to the Financing are capable of being satisfied on the Closing Date. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitments, and Parent will pay when due all other commitment fees arising under the Debt Commitment Letters as and when they become payable.

         Section 4.08 Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantees, each dated the date hereof and executed by the relevant Guarantor, in favor of the Company with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement.

         Section 4.09 Brokers. Unless the Closing occurs and except as contemplated by Section 8.03, the Company shall not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Parent or Merger Sub.

         Section 4.10 No Other Information. Except as set forth in this Agreement, Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, including with respect to any projections, estimates or budgets discussed with, delivered to or made available to Parent and Merger Sub or to any of their respective Affiliates or any representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or of the future business and operations of the Company and the Company Subsidiaries.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

         Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section
5.01 of the Company Disclosure Letter, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed, provided, that with respect to Section 5.01(l), such consent shall be in Parent's sole discretion), the businesses of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Company Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve in all material respects its business organization, to preserve its assets and properties in good repair and condition, to maintain capital expenditure levels consistent with past practices, to keep available the services of its present officers and to preserve in all material respects its current relationships with customers, suppliers, employees and other Persons with which the Company or any Company Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company agrees that neither it nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following, except with the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed, provided, that with respect to Section 5.01(l), such consent shall be in Parent's sole discretion):

                  (a) amend or otherwise change the certificate of incorporation or bylaws of the Company, or such similar organization or governing documents of the Company Subsidiaries;

                  (b) issue, deliver, sell, transfer, dispose of, pledge or encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof and set forth in Section 3.03(a)(i) of the Company Disclosure Letter or as required pursuant to any agreements set forth in Section 3.03(a) or
Section 3.03(b) of the Company Disclosure Letter;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary;

                  (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company or any Company Subsidiary;

                  (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization, any division or business unit thereof or any material assets; (ii) incur, create, assume, issue, guarantee or otherwise become liable for any Indebtedness, or permit the creation of any Lien (other than Permitted Liens) on any of their respective assets or other material Liability or issue any debt securities or any right to acquire debt securities or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other Person; (iii) enter into any new line of business; (iv) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, Persons other than wholly-owned Company Subsidiaries; or (v) other than licenses granted in the ordinary course of business and consistent with past practice, sell, lease, license, encumber or otherwise dispose of or transfer (by merger, consolidation, sale of stock or assets or otherwise) any of its assets;

                  (f) make or commit to make any capital expenditure, other than in respect of those capital expenditure projects that are incurred in the ordinary course of business;

                  (g) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

                  (h) (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to its current or former directors, officers or employees, except for increases required under employment agreements or collective bargaining agreements existing on the date hereof and disclosed to Parent, (ii) enter into or amend or otherwise alter any employment, change of control or severance agreement with, or establish, adopt, enter into or amend any Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee, (iii) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan, (iv) except as required pursuant to any agreements set forth in Section 3.03(a) or Section 3.03(b) of the Company Disclosure Letter, grant any new awards under any Plan, or (v) take any action to fund the payment of compensation or benefits under any Plan except, in the case of clauses (i), (ii) and (v), in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof or disclosed to Parent or to comply with applicable Law;

                  (i) make any change to its methods of accounting in effect as of June 30, 2006, except as required by changes in GAAP;

                  (j) make or change any material Tax election, settle or compromise any material Tax Liability, change in any material respect any accounting method in respect of Taxes, file any amendment to, an income or other material Tax Return, enter into any closing agreement with respect to, or settle, any material claim or material assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except, in each case, in the ordinary course of business consistent with past practice;

                  (k) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

                  (l) waive, settle, satisfy or compromise any material Action (which shall in any event include, but not be limited to, any pending or threatened Action and any legal proceedings arising out of or related to the termination of the Prior Agreement, this Agreement or the transactions contemplated thereby), including any claim related to the matters set forth in
Section 5.01(l) of the Company Disclosure Letter;

                  (m) enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries or any Affiliate of the Company to engage or compete in any line of business or any market;

                  (n) other than in the ordinary course of business and on terms not materially adverse to the Company and the Company Subsidiaries taken as a whole, enter into, amend, modify, cancel or consent to the termination of any Specified Contract, Government Contract or any Contract that would be a Specified Contract or Government Contract if in effect on the date of this Agreement;

                  (o) enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding (i) between (A) the Company or any Company Subsidiaries, on the one hand, and (B) any Affiliate of the Company (other than any of the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, or (ii) that is set forth (or of the type required to be set forth) on Section 3.08 of the Company Disclosure Letter;

                  (p) (i) assign, transfer, license or sublicense, mortgage, pledge or otherwise similarly encumber (except for Permitted Liens) or dispose of any material Intellectual Property, except for non-exclusive licenses or non-exclusive sublicenses of Owned Intellectual Property in the ordinary course of business, (ii) fail to pay any fee, take any reasonable action or make any filing necessary to maintain its ownership of the Owned Intellectual Property or that is reasonably likely to result in the forgoing being invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain; or
(iii) fail to notify Parent promptly if (A) it knows or is advised that any Owned

Intellectual Property is reasonably likely to become abandoned or dedicated to the public domain, or (B) it or any of the Company Subsidiaries receives notice of any adverse determination or development regarding Owned Intellectual Property (including the institution of, or any such determination or development in, any proceeding in the PTO, Copyright Office or any other Governmental Authority);

                  (q) engage in any "listed transaction," within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

                  (r) take any action that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

                  (s) take any action or omit to take any action that would or would reasonably be likely to result in the breach of or inaccuracy in any material respect of any of the representations and warranties set forth in
ARTICLE III;

                  (t) except in the ordinary course of business and as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, cancel, surrender, allow to expire or fail to renew, any Company Permits;

                  (u) fail to use reasonable best efforts to prevent any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or

                  (v) announce an intention, enter into any formal or informal agreement or otherwise make a commitment or offer, to do any of the foregoing.

Nothing set forth in this Section 5.01 shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and the Company Subsidiaries.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         Section 6.01 Proxy Statement; Other Filings.

                  (a) The Company shall take whatever actions are necessary to withdraw and terminate the proxy statement filed April 26, 2007 with respect to the Prior Agreement.

                  (b) (i) The Company shall prepare and file with the SEC as promptly as practicable (and in any event use reasonable best efforts to file within 30 days after the date of this Agreement), the preliminary Proxy Statement and (ii) as promptly as reasonably practical, each of the Company, Parent and Merger Sub shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents that are required to be filed by such party in connection with the transactions contemplated hereby (the "Other Filings"). Each of the Company, Parent and Merger Sub shall promptly obtain and furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after the SEC clears the Proxy Statement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If, at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or filing the Other Filings (or, in each case, any amendment or supplement thereto)) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and Merger Sub an opportunity to review and comment on the Proxy Statement and shall include in the Proxy Statement comments reasonably proposed by Parent and Merger Sub.

                  (c) The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement or in the Other Filings to be made by the Company will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. Parent and Merger Sub hereby covenant and agree that none of the information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

         Section 6.02 Company Stockholders' Meeting. The Company shall use reasonable best efforts to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting"), as promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement, and in any event shall hold the Company Stockholders' Meeting within 23 business days after the Proxy Statement is mailed to its stockholders, for the purpose of voting upon the adoption of this Agreement. Subject to a Change in Board Recommendation effected in accordance with Section 6.04(g), (i) the Company shall include in the Proxy Statement the Company Board's recommendation described in Section 3.19(a) that holders of Shares adopt this Agreement and the Merger and (ii) the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger and will take all other action reasonably necessary or advisable to secure the Stockholder Approval. The Company's obligations pursuant to the first sentence of this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Change in Board Recommendation by the Company Board. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholders' Meeting if this Agreement is validly terminated in accordance with Section 8.01.

         Section 6.03 Access to Information; Confidentiality.

                  (a) Except as otherwise prohibited by applicable Law or as would result in a waiver of any attorney-client privilege (it being understood that the parties shall make appropriate substitute disclosure arrangements to cause such information to be provided, if reasonably practicable, in a manner that is not reasonably likely to result in such waiver), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, "Representatives") of Parent reasonable access, during normal business hours and, upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and use reasonable best efforts to provide to Parent and its Representatives reasonable access, during normal business hours and, upon reasonable prior notice by Parent, to the books and records thereof; (ii) furnish to Parent within 25 days of the end of each month following the date hereof, the standard monthly financial statements that the Company prepares in the ordinary course of business; (iii) furnish promptly to Parent such other information concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; (iv) cooperate with and assist Parent and its Representatives in the conduct of any environmental assessments or sampling and (v) if the Closing has not occurred prior to July 31, 2007, then the Company shall use commercially reasonable efforts to deliver audited consolidated financial statements of the Company for the fiscal year ended June 30, 2007 (the "2007 Audited Financial Statements") to Parent no later than August 30, 2007 and if the Company does not deliver the 2007 Audited Financial Statements by August 30, 2007, then the Expiration Date set forth in Section 8.01 shall be tolled by one calendar day for each calendar day after August 30, 2007 until the Company delivers the 2007 Audited Financial Statements to Parent.

                  (b) Nothing in this Section 6.03 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would violate any of its respective obligations with respect to confidentiality; provided, that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

                  (c) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 7, 2007, between Veritas Capital Fund Management, L.L.C. and the Company, the Confidentiality Agreement, dated March 29, 2007, between GS Direct, L.L.C. and the Company, the Confidentiality Agreement, dated March 12, 2007, between Golden Gate Private Equity, Inc. and the Company (together, the "Confidentiality Agreements").

         Section 6.04 Acquisition Proposals.

                  (a) For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer (whether or not binding) from any Person or group (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or Company Subsidiary then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any Company Subsidiary then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

                  (b) From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and their respective Representatives, to (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties (including the parties to the Prior Agreement) or their representatives and (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into prior to the date hereof or any confidentiality agreement entered into by the Company or any of the Company Subsidiaries between the date hereof and the Effective Time. Except as expressly permitted by Section 6.04(c), the Company shall not, nor shall the Company permit any of the Company Subsidiaries or their respective Representatives to, (A) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) have any discussions (other than to state that the Company is not permitted to have discussions) or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal, (C) take any action to exempt any Person from the restrictions on business combinations contained in Section 203, the Company's certificate of incorporation and bylaws or otherwise cause such restrictions not to apply or (D) amend or exempt any Person from the Rights Plan other than as contemplated by Section 6.15 (or resolve or authorize or propose to agree to do any of the foregoing actions). Without limiting the foregoing, it is agreed that any failure by any Representative of the Company or any Company Subsidiary to comply with the foregoing restrictions, whether or not such Person is purporting to act on behalf of the Company or any of the Company Subsidiaries, or otherwise, will be deemed to be a breach of this Section 6.04(b) by the Company.

                  (c) Notwithstanding Section 6.04(b), if, prior to obtaining the Stockholder Approval and following the receipt by the Company of a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal was made after the date of this Agreement and did not result, directly or indirectly, from a breach of this Section 6.04, the Company Board determines in good faith, (i) after consultation with its financial advisors (including at least one financial advisor who is not and whose Affiliates are not proposing to provide debt or equity financing in connection with such Acquisition Proposal) and, with respect to the matters covered by clause (iii) of the definition of "Superior Proposal" set forth in Section 6.04(i), its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a

Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 6.04, and after giving notice to Parent (x) furnish information with respect to the Company to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations regarding such Acquisition Proposal. From and after the date of this Agreement, the Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within one business day of receipt thereof), specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry and the Company shall provide to Parent (within such timeframe), a copy of all written materials provided to the Company or any of the Company Subsidiaries in connection with any such Acquisition Proposal or inquiry. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. From and after the date of this Agreement, the Company shall notify Parent (within one business day) orally and in writing of any material modifications to the financial or other material terms of any Acquisition Proposal or inquiry and shall provide to Parent, within such time frame, a copy of all written materials subsequently provided to or by the Company or any Company Subsidiary in connection with any such Acquisition Proposal or inquiry.

                  (d) Except as set forth in Section 6.04(e) and Section 6.04(g), neither the Company Board nor any committee thereof shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of the Merger, this Agreement or the Other Transactions; (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board or any committee thereof a "Change in Board Recommendation");
(iii) approve or recommend or allow the Company or any of the Company Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any Other Transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal.

                  (e) Notwithstanding Section 6.04(d), the Company Board may, prior to obtaining the Stockholder Approval, in response to a Superior Proposal received by the Company Board after the date of this Agreement, terminate this Agreement to enter into an agreement with respect to such Superior Proposal, but only if:

                           (A) such Superior Proposal did not result, directly
or indirectly, from a breach by the Company of this Section 6.04;

                           (B) the Company Board shall have first provided prior
written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal from any Person, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and any other material terms and conditions thereof and shall cause the Company's Representatives to negotiate in good faith with Parent so that Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal;

                           (C) Parent does not make, within three business days
after the receipt of such notice (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require an additional notice to Parent and a new three business day period), a binding, written and complete (including any schedules or exhibits) proposal that the Company Board determines in good faith, after consultation with its financial advisors, causes the Acquisition Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal; and

                           (D) the Company pays the Company Termination Fee
under Section 8.03(b) concurrently with and as a condition of such termination.

                  (f) The Company agrees that, during the period of three business days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal (and any subsequent three business day period pursuant to the parenthetical in clause (C) above), the Company shall consider in good faith any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

                  (g) Notwithstanding Section 6.04(d), at any time prior to obtaining the Stockholder Approval, if the Company Board has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Company Board to make a Change in Board Recommendation would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may make a Change in Board Recommendation.

                  (h) Nothing contained in this Section 6.04 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or is otherwise required under applicable Law; provided, however, that, in any event, the Company Board shall not be permitted to (i) make a Change in Board Recommendation or (ii) take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, unless it has complied with all of its obligations under this Section 6.04.

                  (i) For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 6.04 that (i) relates to an acquisition by a Person or group acting in concert of either (A) more than 50% of the equity interests of the Company pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets used in the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the Company Board determines in its good faith judgment (after consultation with its financial advisors (including at least one financial advisor who is not and whose Affiliates are not proposing to provide debt or equity financing in connection with such Acquisition Proposal)) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view than the transactions contemplated by this Agreement (taking into account any alterations to this Agreement agreed to by Parent or Merger Sub in response thereto), (iii) the Company Board determines in good faith (after consultation with its financial advisors (including at least one financial advisor who is not and whose Affiliates are not proposing to provide debt or equity financing in connection with such Acquisition Proposal) and its outside legal counsel) is reasonably capable of being consummated and (iv) would not result in the Person making such Acquisition Proposal and its Affiliates being liable to the Company for a lower "termination fee," amount of liquidated damages or other measure or amount of damages than those for which Parent and its Affiliates could be liable hereunder, in each case, upon a failure to consummate such transaction or obtain any requisite debt financing.

         Section 6.05 Directors' and Officers' Indemnification and Insurance.

                  (a) For a period of six years after the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and the Company Subsidiaries shall contain provisions no less favorable with respect to the indemnification and exculpation of directors and officers than are set forth in the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company (or the relevant Company Subsidiary) as in effect on the date hereof. From and after the Effective Time, Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law (including to the greatest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company and each Company Subsidiary (collectively, the "Indemnified Parties"), in and to the extent of their capacities as such and not as stockholders of the Company or any Company Subsidiary, against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the consent of Parent, which consent shall not be unreasonably withheld) in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or at the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of Law or resulted from or arose out of fraud, bad faith, gross negligence or willful misconduct of an Indemnified Party. In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of such Action. The Surviving Corporation shall have the right to assume control of and the defense of, any Action to which this Section 6.05(a) shall apply. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.05(a); provided, that all advancement of expenses pursuant to the foregoing shall be subject to an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation.

                  (b) The Surviving Corporation shall either (i) cause to be obtained from an insurance carrier with the same or better rating as the Company's current insurance carriers prior to the Effective Time a fully prepaid "tail" insurance policy with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred prior to the Effective Time or
(ii) maintain the existing directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties from an insurance carrier with the same or better rating as the Company's current insurance carriers) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the most recent annual premium (the "Benchmark Premium") paid prior to the date hereof; provided, however, that if the existing directors' and officers' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 300% of the Benchmark Premium paid by the Company for such insurance, the Surviving Corporation will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of such Benchmark Premium.

                  (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.05.

                  (d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

         Section 6.06 Employee Benefits Matters.

                  (a) Parent hereby agrees that, for a period of one year after the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, provide, in the aggregate, employees of the Company and the Company Subsidiaries as of the Effective Time (other than those employees covered by a collective bargaining agreement), with salaries, employee benefits and incentive compensation opportunities (other than equity-based compensation) that are substantially comparable in the aggregate to those provided to such employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to comply with the terms of (including terms which provide for amendment or termination) all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Company Subsidiaries, including any applicable collective bargaining agreement, as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary. Nothing herein shall obligate the Surviving Corporation to continue the Company's Supplemental Executive Retirement Plan, dated December 21, 1994, as amended (or any substantially equivalent plan), or any bonus programs offered as of the date hereof to any of the senior executives of the Company (or any substantially equivalent program) or otherwise renew agreements with executives of the Company or any Company Subsidiary on similar terms.

                  (b) Employees of the Company and the Company Subsidiaries shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each such employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such employee of the Company and the Company Subsidiaries for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

                  (c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation ("Purchaser Welfare Benefit Plans") in which an active employee of the Company and the Company Subsidiaries may become eligible to participate in following the Effective Time, Parent shall (i) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such active employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan and (ii) use reasonable best efforts to cause any eligible expenses incurred by any employee of the Company or the Company Subsidiaries and his or her covered dependents under comparable Plans during the plan year in which such individuals move to a comparable Purchaser Welfare Benefit Plan to be taken into account under the Purchaser Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her dependents as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans, and (iii) waive, or use reasonable best efforts to cause its insurance carrier to waive, any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of the Company or the Company Subsidiaries and his or her eligible dependents on or after the Effective Time during the plan year in which such individuals move to a comparable Purchaser Welfare Benefit Plan.

                  (d) No later than five business days prior to the Closing Date, the Company shall provide Parent with a list setting forth the number of employees by facility who have experienced an "employment loss" under the WARN Act, during the six-month period ending on the Closing Date; provided that this shall not apply with respect to any facility at which sufficient employees have not been employed at any time in such six-month period so as to be subject to the WARN Act.

                  (e) Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Company or any of the Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by the Company or any of the Subsidiaries or otherwise. Except as required under any applicable collective bargaining agreement, nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation or its subsidiaries to terminate any employee of the Company for any reason, (ii) require Parent or the Surviving Corporation or any of their respective subsidiaries to continue any Plans, employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date or (iii) amend any Plans, employee benefit plans or arrangements.

         Section 6.07 HSR Act Filing.

                  (a) Each of Parent and the Company shall (i) use reasonable best efforts to make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate in good faith with the other party to this Agreement in connection with any such filing (including, with respect to the party to this Agreement making a filing, providing copies of all such documents to the non-filing party to this Agreement and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. The parties to this Agreement shall consult in good faith with each other to determine whether any other filing, application or notice must be made or approval must be obtained pursuant to any applicable Law, and shall use reasonable best efforts to furnish to each other all information required for, any such filing, application or notice to be made or approval to be obtained pursuant to any applicable Law, in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall promptly notify the other parties to this Agreement of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of such meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties to this Agreement will consult and cooperate with one another in good faith, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws or any other applicable Law, if any.

                  (b) Each of Parent and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                  (c) Notwithstanding anything to the contrary, none of Parent, the Company or the Surviving Corporation (or any of their subsidiaries or Affiliates) shall in any event be required to hold separate or otherwise agree to any restrictions on, sell, divest or dispose of any assets or businesses, including any assets or business to be acquired pursuant to this Agreement, in connection with obtaining any approval under any Antitrust Laws that may be asserted by any U.S. federal, state, local or foreign antitrust or competition Governmental Authority.

Section 6.08 Notification of Certain Matters. (a) Subject to applicable Laws and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Between the date hereof and the Effective Time, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in ARTICLE VII; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies or conditions available hereunder to any of the parties receiving such notice.

                  (a) The Company shall keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of the Company Subsidiaries, and shall reasonably cooperate with Parent and Parent's Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

         Section 6.09 Financing.

                  (a) Parent and Merger Sub shall not, without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Company (approved by the Company Board), amend, modify or supplement (including in the definitive documents) (i) any of the material conditions or contingencies to funding contained in the Financing Commitments or
(ii) any other material provision of the Financing Commitments, in either case to the extent such amendment, modification or supplement would reasonably be expected to adversely affect or delay the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to (i) satisfy on a timely basis all material terms, conditions, representations and warranties applicable to Parent set forth in the Financing Commitments that are within its control;
(ii) maintain in effect the Financing Commitments, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to Parent not less favorable to Parent and Merger Sub and not in violation of this Section 6.09; (iii) consummate the Financing at the Closing; and (iv) enforce its material rights under the Financing Commitments. Parent will furnish correct and complete copies of all such definitive agreements (excluding any fee letters or ancillary documents which, by their terms, are confidential) to the Company promptly upon their execution. If any portion of the Debt Financing becomes unavailable on the terms and conditions described above, Parent shall use its reasonable best efforts to obtain alternative debt financing (the "Alternative Financing") from alternative sources (on terms and conditions that are no less favorable to Parent than the terms and conditions as set forth in the Commitment Letter) in an amount sufficient to consummate the transactions contemplated by this Agreement. The Parent and Merger Sub shall use commercially reasonable efforts (which shall not include acceptance by Parent of the exercise by Parent's financing sources of their market flex or require Parent to borrow under the Bridge Loans (as defined in the Debt Commitment Letters)) to consummate the Financing using the consolidated unaudited financial statements of the Company for the nine months ended March 31, 2007; provided that if the Company Stockholders' Meeting is not held prior to July 31, 2007, then the Parent and Merger Sub shall have no obligation to consummate the Financing using the consolidated unaudited financial statements of the Company for the nine months ended March 31, 2007. Parent and Merger Sub shall keep the Company promptly apprised of material developments relating to the Financing, including any breach by any party or termination of the Financing Commitments or any other document relating to the Financing.

                  (b) The Company agrees to, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide, such cooperation (including with respect to timeliness) in connection with the arrangement of the Financing (which for purposes of this Section 6.09 shall be deemed to include the Alternative Financing) as may be reasonably requested by Parent, including at reasonable times, locations and intervals (i) participation in a reasonable number of meetings, drafting sessions, due diligence sessions and presentations to prospective lenders and investors, (ii) furnishing, or using reasonable best efforts to cause third parties to furnish, Parent and its financing sources with financial and other pertinent business and other pertinent information, documents and materials regarding the Company and its operating segments and Company Subsidiaries as may be reasonably requested by Parent, including all opinions and consents (including audit reports) with respect to the financial statements of the Company and the Company Subsidiaries, all financial statements and other financial information required to be included in a Registration Statement on Form S-1 filed under the Securities Act (including such financial statements and information meeting the requirements of Regulation S-X and Regulation S-K under the Securities Act) and such financial statements and other financial information of type and form customarily included in offering documents used in connection with private placements under Rule 144A under the Securities Act, in each case to consummate the offering of debt securities, until such time as such financial statements, opinions and consents are no longer required to be included in such filings by the Securities Act, the Exchange Act or the rules and regulations promulgated, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any of the Financing and (B) materials and financial and other information for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and its financing sources for any of the Financing (including making its senior management available to participate in "road shows"), (v) providing and executing documents as may be reasonably requested by Parent, including customary legal opinions, a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing or Alternative Financing, provided that no obligation of the Company or any of the Company Subsidiaries under any agreement, document or pledge shall be effective until the Effective Time, (vi) facilitating the pledging of collateral (including entering into mortgages and leasehold mortgages and all other documentation reasonably required for any real property related financing, if reasonably requested) and removal of Liens, (vii) using reasonable best efforts to obtain the assistance of its accountants to provide consents for the use of their reports in materials related to the Debt Financing or Alternative Financing and comfort letters, (viii) using reasonable best efforts to obtain surveys, consents, environmental assessments and title insurance (including by providing such affidavits and non-imputation endorsements in connection therewith) as reasonably requested by Parent, (ix) providing reasonable and customary management and legal representations to the Company's accountants and
(x) forming new Company Subsidiaries in the United Kingdom and taking such other actions as Parent shall reasonably request in order to effectuate the organizational structure set forth on Exhibit C hereto or any substantially similar structure. Parent shall promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. Parent shall also indemnify and hold harmless the Company, the Company Subsidiaries and its and their Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries), except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the willful misconduct of the Company or any of the Company Subsidiaries. Nothing in this Section 6.09(b) shall require the Company or any Company Subsidiaries to provide any assistance which would interfere unreasonably with the business or operations of the Company or any Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to execute and deliver any commitment letters, underwriting or placement agreements, pledge and security documents, or other definitive financing documents in connection with the Financing prior to Closing . Nothing herein shall obligate the Company to provide any information that would violate any obligations of confidentiality or result in a violation of Law or loss of privilege; provided, that the Company shall make appropriate substitute arrangements to cause such information to be provided, if reasonably practicable, in a manner that is not reasonably likely to result in any such violations or loss of privilege.

         Section 6.10 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as reasonably practicable after the date hereof. Without limiting the foregoing,

(a) each of the Company, Parent and Merger Sub shall, subject to Section 6.07(c), use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements (and to cause any injunction or order issued by a Governmental Authority to be removed) that may be imposed on itself with respect to the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger, and (b) the Company shall, and shall cause the Company Subsidiaries to, use its or their reasonable best efforts to provide notice or obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person required to be obtained or made by the Company or any of the Company Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement (including obtaining consents identified by Parent or the Company prior to the Closing under any Contracts of the Company or any Company Subsidiary) and to deliver the certificates, documents or instruments required by it to be delivered to Parent pursuant to Section 7.02 hereof.

         Section 6.11 Public Announcements. The initial press releases issued by each party announcing the Merger and the transactions contemplated by this Agreement shall be in a form that is mutually acceptable to Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement, and except as may be required by applicable Laws or by the rules and regulations of the NASDAQ Global Market shall not issue any such press release or make any such announcement prior to such consultation (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party), except that (a) Parent and the Company shall agree on the content of the first announcement made to the Company's employees regarding the execution of this Agreement and the transactions contemplated hereby and (b) the Company may, with reasonable advance notice to Parent, otherwise communicate with the Company's employees as it deems appropriate, provided that, such communications are not inconsistent with the announcement agreed to in clause (a) and that in any formal communications with such employees, the Company shall not make any commitments to the employees that might reasonably be expected to be binding upon Parent or the Surviving Corporation after the Closing; provided, however, that the restrictions set forth in this Section 6.11 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in accordance with Section 6.04(d), Section 6.04(g) or Section 6.04(h).

         Section 6.12 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five business days prior to the Closing and of the other Persons set forth in Section 6.12 of the Company Disclosure Letter.

         Section 6.13 Actions Regarding Anti-Takeover Statutes. If Section 203, or the provisions in the Company's certificate of incorporation or bylaws addressing interested stockholder transactions or business combinations, or any other potentially applicable anti-takeover or similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

         Section 6.14 Standstill Provisions. The restrictions on Parent, Merger Sub and their Affiliates contained in the standstill provisions of the Confidentiality Agreements are hereby waived by the Company but only to the extent reasonably necessary to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement and/or to comply with their obligations or exercise their legal rights and remedies under this Agreement. For avoidance of doubt, such waiver does not permit the acquisition of shares of Company Common Stock by Parent, Merger Sub, the Guarantors or any of their Affiliates other than through the Merger, any revised proposal made by Parent pursuant to Section 6.04(e)(C) or any Rollover Commitments.

         Section 6.15 Rights Plan. The Company shall cause the Rights Plan to be terminated upon the Effective Time, without payment or distribution of any amounts or securities to any holders thereunder. Prior to the Effective Time, the Company shall not terminate, waive any provision of, exempt any Person from or amend the terms of the Rights Plan (or redeem the rights granted under the Rights Plan).

         Section 6.16 Solvency Opinion. In the event that Parent receives a solvency opinion in connection with the Debt Financing, Parent agrees to cause to be delivered to the Company a letter confirming that the Company Board may rely on any such opinion from an appraisal firm that addresses whether, following consummation of the transactions contemplated hereby, the Company and the Company Subsidiaries would be solvent and that such transactions would not otherwise "impair the capital of the corporation" within the meaning of Section 160(a) of the DGCL.

         Section 6.17 Obligations of Merger Sub. Parent shall use reasonable best efforts to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitments and to consummate the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth in this Agreement and in the Financing Commitments.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER
                            ------------------------

         Section 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver as of the Closing of the following conditions:

                  (a) Company Stockholder Approval. The Stockholder Approval shall have been obtained.

                  (b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated by this Agreement under applicable United States antitrust Laws, including the HSR Act, and applicable foreign antitrust or competition Laws, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

                  (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary or preliminary) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

         Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

                  (a) Representations and Warranties.

                           (i) The representations and warranties set forth in
Section 3.03(d), the first sentence of Section 3.09, Section 3.19, Section 3.21,
Section 3.23 and Section 3.24 shall be true and correct in all respects as of the Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

                           (ii) The representations and warranties set forth in
Section 3.03(a) and Section 3.03(b) shall be true and correct in all material respects as of the Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); it being understood that, in any event, the condition set forth in this Section 7.02(a)(ii) shall be deemed not to have been satisfied if any breach shall have occurred that would reasonably be expected to result in an aggregate increase in the Merger Consideration or consideration otherwise payable pursuant to any repurchase or cancellation of any Company Stock Options or other equity securities of the Company by more than $250,000 in the aggregate; and

                           (iii) The other representations and warranties of the
Company set forth in this Agreement shall be true and correct in all respects, without regard to any "materiality" or "Company Material Adverse Effect" qualifications contained in them, as of the Effective Time, as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Officer's Certificate. The Company shall have delivered to each of Parent and Merger Sub a certificate, dated the Closing Date, signed by an officer on behalf of the Company and certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d).

                  (d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or event, circumstance, development, change or effect (whether arising out of facts and circumstances addressed by the representations and warranties set forth in this Agreement or otherwise) that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (e) FIRPTA Affidavit. Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.1445-2(c)(3) and in a form satisfactory to Parent, certifying that the Company was not a "United States real property holding corporation" (within the meaning of Section 897(c)(2) of the Code) during any portion of the five-year period ending on the Closing Date and sets forth the Company's name, address and taxpayer identification number.

                  (f) Dissenting Shares. The holders of not more than fifteen percent (15%) of the Shares outstanding immediately prior to the Effective Time that are entitled to appraisal of their Shares under Section 262 shall have made and not withdrawn, demands for the appraisal of Shares under Section 262.

         Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or similar qualifications contained in them, as of the Effective Time, as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, prevent the consummation of the Merger or prevent Parent or Merger Sub from performing its obligations under this Agreement.

                  (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Officer's Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer on behalf of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders' Meeting (other than termination by the Company pursuant to Section 8.01(h), which such termination may only be effected prior to obtaining the Stockholder Approval, or a termination by the Company or Parent pursuant to Section 8.01(f), which such termination may, for the avoidance of doubt, only be effected after the Company Stockholders' Meeting), as follows (the date of any such termination, the "Termination Date"):

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if the Effective Time shall not have occurred on or before October 2, 2007 (subject to extension as provided in Section 6.03(a)(v), the "Expiration Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

                  (d) by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after written notice to the Company;

                  (e) by the Company if (i) any of the representations and warranties of either Parent or Merger Sub herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of either Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after written notice to Parent and Merger Sub, as applicable;

                  (f) by either Parent or the Company if the Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting;

                  (g) by Parent if the Company Board shall have (i) effected a Change in Board Recommendation or taken any of the actions prohibited by Section 6.04(d), (ii) taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal, or (iii) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger; or

                  (h) by the Company pursuant to and in accordance with the terms and conditions of Section 6.04(e).

         Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Section 6.03(c), this Section 8.02, Section 8.03 and ARTICLE IX shall survive any such termination); provided, however, that, subject to the limitations set forth in Section 9.10, nothing herein shall relieve any party from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

         Section 8.03 Fees and Expenses; Termination Fees.

                  (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party, the Guarantors or on their behalf (or, with respect to Parent and Merger Sub, incurred by their stockholders or Affiliates or on their behalf) in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement, the Financing Commitments and the other transactions contemplated hereby or thereby (including the Financing and the Alternative Financing), the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval and all other matters related to the closing of the Merger. For the avoidance of doubt, the Expenses of Parent and Merger Sub shall not include any fees or expenses incurred prior to June 30, 2006.

                  (b) The Company agrees that if this Agreement shall be terminated:

                           (i) by Parent or the Company pursuant to Section
8.01(f) or by Parent pursuant to Section 8.01(d), and at or prior to the Termination Date, a Person or group shall have made an Acquisition Proposal to the Company or the stockholders of the Company or an Acquisition Proposal shall have otherwise become publicly announced and, no later than 12 months after the applicable Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or the Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal as the Acquisition Proposal described above) is consummated, then the Company will also pay to Parent, on the earlier of (x) the date that a definitive agreement in respect of such Acquisition Proposal is executed or submitted to stockholders for adoption and (y) the date of the consummation of the transaction in respect of such Acquisition Proposal, the Company Termination Fee in immediately available funds, as directed by Parent in writing; provided, further that for the purpose of this Section 8.03(b)(i), all references to "15%" in the definition of Acquisition Proposal shall be changed to "50%"; or

                           (ii) by Parent pursuant to Section 8.01(g) or by the
Company pursuant to Section 8.01(h), then the Company shall pay to Parent, on the Termination Date, the Company Termination Fee, in immediately available funds, as directed by Parent in writing.

                  (c) The Company agrees that if this Agreement shall be terminated, other than pursuant to Sections 8.01(c), 8.01(e) 8.01(c) or 8.01(e), then the Company shall pay to Parent, on the Termination Date, in addition to any amounts payable pursuant to Section 8.03(b), an amount equal to Parent's Expenses, not to exceed $7,500,000, in immediately available funds, as directed by Parent in writing.

                  (d) Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.01(b) and at the time of such termination, the conditions set forth in Section 7.01 and Section 7.02 (other than Section 7.02(c)) have been and remain satisfied but Parent shall have failed to consummate the Merger due solely to a failure by Parent to obtain the Debt Financing or the Alternative Financing, then Parent shall pay the Parent Termination Fee in immediately available funds, as directed by the Company in writing, and such payment shall be the Company's sole and exclusive remedy against Parent, Merger Sub and the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the "Parent Parties"). Upon payment of the Parent Termination Fee, no Person shall have any rights or claims against any of the Parent Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

                  (e) For purposes of this Agreement, "Company Termination Fee" means an amount in cash equal to the sum of $30,000,000, "Parent Termination Fee" means an amount in cash equal to $22,500,000. The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by or on behalf of Parent (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this
Section 8.03, together with interest from the Termination Date on all amounts so owed at the prime rate announced by JPMorgan Chase Bank as its prime rate in effect from time to time during such period, plus three percent (3%). The parties hereto agree and understand that in no event shall (i) Parent be required to pay the Parent Termination Fee on more than one occasion or (ii) the Company be required to pay the Company Termination Fee on more than one occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

         Section 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or ARTICLE VIII shall be delivered by courier and facsimile or electronic transmission to the respective parties at the addresses provided in accordance with this Section
9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                           (i) if to Parent or Merger Sub:


                                    AX Holding Corp.
                                    c/o Veritas Capital Fund Management, L.L.C.
                                    590 Madison Avenue
                                    New York, New York  10022
                                    Attention:  Robert B. McKeon
                                    Facsimile No.:  (212) 688-9411
                                    E-mail:  rmckeon@veritascapital.com

                                    with a copy to:

                                    Schulte Roth & Zabel LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Attention:  Benjamin M. Polk
                                    Facsimile No.:  (212) 593-5955
                                    E-mail:  benjamin.polk@srz.com

                                    Golden Gate Private Equity, Inc.
                                    One Embarcadero Center, 33rd Floor
                                    San Francisco, California  94111
                                    Attention:  Prescott Ashe
                                                 John Knoll
                                    Facsimile No.:  (415) 627-1338
                                    E-mail:     pashe@goldengatecap.com
                                                jknoll@goldengatecap.com

                                    Kirkland & Ellis
                                    555 California Street
                                    San Francisco, California  94104
                                    Attention:  Jeffrey C. Hammes, P.C.
                                                 Stephen D. Oetgen
                                    Facsimile No.:  (415) 439-1500
                                    E-mail:     jhammes@kirkland.com
                                                soetgen@kirkland.com


                           (ii) if to the Company:

                                    Members of the Company Board
                                    35 South Service Road
                                    Plainview, New York  11803
                                    Attention:  Harvey R. Blau
                                    Facsimile No.:  (516) 938-6066
                                    E-mail:  stelz@griffoncorp.com
                                    with a copy to:

                                    Aeroflex Incorporated
                                    35 South Service Road
                                    Plainview, New York  11803
                                    Attention:  John Adamovich, Jr., Secretary
                                    Facsimile No.:  (516) 694-0658
                                    E-mail:  john.adamovich@aeroflex.com

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, NY  10036-6522
                                    Attention:  Randall H. Doud, Esq.
                                    Facsimile No.:  (917) 777-2524
                                    E-mail:  rdoud@skadden.com

         Section 9.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         Section 9.04 Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any waiver pursuant to this Section 9.04 shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

         Section 9.05 Certain Definitions.

                  (a) For purposes of this Agreement:

         "Active Subsidiary" means each Company Subsidiary that is not an Inactive Subsidiary.

         "Affiliate" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

         "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

         "Company Material Adverse Effect" means any event, circumstance, development, occurrence, change or effect that is or would reasonably be expected to, individually or in the aggregate, (a) be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) materially impair, prevent or delay the ability of the Company to consummate the Merger and the other transactions to be performed or consummated by the Company pursuant to this Agreement; provided that none of the following shall in and of itself constitute, and no event, circumstance, development, occurrence, change or effect to the extent resulting from any of the following shall constitute, a Company Material Adverse Effect: (i) changes in the national or world economy or financial markets as a whole, (ii) changes in general economic conditions taken as a whole that affect the industries in which the Company and the Company Subsidiaries conduct their business, (iii) general changes in the principal industries in which the Company and the Company Subsidiaries operate, (iv) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to the declaration of a national emergency or war, or any earthquakes, hurricanes or other natural disasters (v) the announcement of this Agreement and the transactions contemplated hereby, (vi) any actions taken, or failure to take action, in each case, to which Parent has expressly consented or requested in writing, (vii) changes in GAAP (or the interpretation thereof), (viii) changes in the Company's stock price or the trading volume of the Company's stock, in and of itself (it being understood that the factors giving rise to or contributing to any change in the Company's stock price or the trading volume of the Company's Stock that are not otherwise excluded from the definition of a "Material Adverse Effect" may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Material Adverse Effect" may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, but only to the extent that, in the case of clauses (i), (ii), (iii), (iv) and (vii), such events, circumstances, developments, occurrences, changes, effects or conditions do not adversely affect the Company or the Company Subsidiaries in a disproportionate manner relative to other participants in the industries or markets in which they operate; provided, further, that the exceptions set forth in clause (v) above shall not apply to references to "Company Material Adverse Effect" in the representations and warranties set forth in Section 3.05 or, to the extent related to the representations and warranties set forth in
Section 3.05, the conditions set forth in Section 7.02(a)(iii) and Section 7.02(d).

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "Environmental Laws" means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to exposure to Materials of Environmental Concern.

         "Inactive Subsidiary" means each Company Subsidiary that is not engaged in any business activity, does not conduct any operations, nor has or incurs any liabilities, debts or other obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).

         "Indebtedness" means (i) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of the Company Subsidiaries under capitalized leases, (iv) obligations of the Company or any of the Company Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of the Company Subsidiaries with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (vi) all obligations of any of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of the Company Subsidiaries.

         "knowledge of the Company" or "Company's knowledge" means the actual knowledge after due inquiry of the Persons set forth in Section 9.05(a) of the Company Disclosure Letter.

         "Liens" means any pledges, claims, liens, mortgages, easements, covenants, rights of way, title defects, encroachments and any other title defects, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction (whether on voting, sale, transfer, disposition or otherwise) and security interests of any kind or nature whatsoever.

         "Materials of Environmental Concern" means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws; petroleum, asbestos, lead, polychlorinated biphenyls, radon, toxic mold, noise or radiation; and any other substance the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in Liability under applicable Environmental Laws or the release of or exposure to which is alleged to have resulted in bodily injury, personal injury or property damage.

         "Person" means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, syndicate, natural person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

         "Rollover Commitment" means any commitment entered into following the date hereof by any Person to contribute equity of the Company to Parent pursuant to an equity rollover agreement.

         "subsidiary" or "subsidiaries" means, when used with respect to the Company, the Surviving Corporation, Parent or Merger Sub, any other Person that the Company, the Surviving Corporation, Parent or Merger Sub, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person.

         "Tax" or "Taxes" means any and all federal, state, local or foreign taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed with respect thereto, including, but not limited to, income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, license, withholding, estimated, payroll, employment, real and personal property, stamp, workers' compensation, severance, and windfall profits tax.

         "Tax Returns" means returns, forms, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Company Subsidiaries, including any amendment thereof.

                  (b) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

         Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 9.07 Entire Agreement; Assignment. This Agreement, the Guarantees, the Company Disclosure Letter and the Confidentiality Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Sub may assign all or any of their rights and obligations hereunder to an Affiliate, to a lender or financial institution as collateral for indebtedness so long as assignment does not delay or impede the consummation of the transactions contemplated hereby or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its subsidiaries; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         Section 9.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, subject to the limitations set forth in
Section 9.10, Section 6.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

         Section 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

         Section 9.10 Sole and Exclusive Remedy; Specific Performance; Submission to Jurisdiction; No Recourse.

                  (a) The Company agrees that to the extent it has incurred any losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub (and the sole and exclusive remedy of the Company) for such losses or damages shall be limited in the aggregate and without duplication to either (but not both) (x) $22,500,000 or (y) the payment of the Parent Termination Fee pursuant to Section 8.03(d), if applicable, in each case, solely as and to the extent provided under the Guarantees, (ii) the maximum liability of each of the Guarantors, directly or indirectly, shall be several and not joint and shall be limited to the amount specified in their respective Guarantees which constitutes the express obligations of the Guarantors under their respective Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from any Parent Party in connection therewith. The Guarantees shall, whether prior to or following a termination of this Agreement, be the exclusive remedy of the Company against any Parent Party for the loss suffered as a result of breach of this Agreement by Parent or Merger Sub or the failure of the Merger to be consummated, and the Company shall have no claim under the Equity Commitment Letters which shall be solely for the benefit of Parent.

                  (b) The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which Parent and Merger Sub are entitled at law or in equity. The Company acknowledges and agrees that it shall not be entitled to enforce specifically the terms and provisions of this Agreement or seek any other equitable remedy and that the sole remedy of the Company shall be, if applicable, the payment of the amounts provided for, and subject to the limitations set forth in, Section 9.10(a).

                  (c) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

                  (d) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

         Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

         Section 9.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                     AX HOLDING CORP.


                                     By:  /s/ Robert B. McKeon
                                          -----------------------------------
                                          Name:  Robert B. McKeon
                                          Title  President


                                     AX ACQUISITION CORP.


                                     By:  /s/ Robert B. McKeon
                                          -----------------------------------
                                          Name:  Robert B. McKeon
                                          Title  President


                                     AEROFLEX INCORPORATED


                                     By:  /s/ John Adamovich, Jr.
                                          -----------------------------------
                                          Name:  John Adamovich, Jr.
                                          Title  Senior Vice President
                                                 and Chief Financial
                                                 Officer